Filed Pursuant to Rule 433

Registration Statement Number 333-212719

October 2, 2018

COMCAST CORPORATION

$1,250,000,000 FLOATING RATE NOTES DUE 2020

$1,000,000,000 FLOATING RATE NOTES DUE 2021

$500,000,000 FLOATING RATE NOTES DUE 2024

$1,750,000,000 3.300% NOTES DUE 2020

$2,000,000,000 3.450% NOTES DUE 2021

$2,500,000,000 3.700% NOTES DUE 2024

$3,000,000,000 3.950% NOTES DUE 2025

$4,000,000,000 4.150% NOTES DUE 2028

$1,500,000,000 4.250% NOTES DUE 2030

$3,000,000,000 4.600% NOTES DUE 2038

$4,000,000,000 4.700% NOTES DUE 2048

$2,500,000,000 4.950% NOTES DUE 2058

Final Term Sheet

Issuer:	Comcast Corporation (the “Company”)

Guarantors:	Comcast Cable Communications, LLC NBCUniversal Media, LLC

Issue of Securities:

Floating Rate Notes (collectively, the “Floating Rate Notes”):

Floating Rate Notes due 2020

Floating Rate Notes due 2021

Floating Rate Notes due 2024

Fixed Rate Notes (collectively, the “Fixed Rate Notes”):

3.300% Notes due 2020

3.450% Notes due 2021

3.700% Notes due 2024

3.950% Notes due 2025

4.150% Notes due 2028

4.250% Notes due 2030

4.600% Notes due 2038

4.700% Notes due 2048

4.950% Notes due 2058

The Floating Rate Notes and the Fixed Rate Notes are collectively referred to herein as the “Notes”

Denominations:	$2,000 and multiples of $1,000 in excess thereof

Defined Terms	Capitalized terms used in this Final Term Sheet that are not defined herein are used herein as defined in the Company’s preliminary prospectus supplement relating to this offering dated October 2, 2018

Use of Proceeds:	The Company intends to use the net proceeds of this offering, together with the net proceeds from loans under its Term Loan Facilities, to finance the Company’s purchase of Sky Shares from Sky shareholders who validly accept the Sky Offer, to settle a portion of its Market Purchases and to pay related fees and expenses. The Company has also made Market Purchases with cash on hand and the net proceeds from (i) the issuance of commercial paper, (ii) loans under its Term Loan Facilities and (iii) revolving loans drawn under its Revolving Credit Facility. The Company may use a portion of the net proceeds from this offering to repay commercial paper outstanding, to repay amounts drawn under its Revolving Credit Facility and/or to replenish a portion of its cash, in each case, that was previously used for Market Purchases. This offering of Notes, which will close prior to the First Sky Settlement Date, is not conditioned on the occurrence of the First Sky Settlement Date.

As of October 1, 2018, the Company had $3.0 billion of borrowings outstanding under the Comcast Corporation commercial paper program at a weighted average annual interest rate of approximately 2.46% and a weighted average remaining maturity of approximately 18 days, and the Company had $7.26 billion outstanding under its April Term Loan Credit Agreement (using the exchange rate as of October 1, 2018) at a weighted average interest rate of 1.66% and $1.5 billion outstanding under its Revolving Credit Facility at an interest rate of 5.25%.

As at the close of business in London on September 21, 2018, the Company had received valid acceptances of the Sky Offer in respect of Sky Shares representing approximately 0.22% of the issued ordinary share capital of Sky (based on the number of Sky Shares in issue on September 21, 2018). Market Purchases through September 26, 2018 and the purchase and settlement or acceptance of the Sky Offer in respect of the Fox Shares, will result in Comcast Bidco holding or having received acceptances in respect of over 75% in aggregate of Sky Shares in issue at the time.

Indenture:	Indenture dated as of September 18, 2013 by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of November 17, 2015 by and among the Company, the guarantors named therein and the Trustee.

Trustee:	The Bank of New York Mellon

Expected Ratings: [1]	Moody’s: A3 (Stable); S&P: A- (Negative); Fitch: A- (Stable)

Trade Date:	October 2, 2018

Settlement Date:

October 5, 2018 (“T+3”)

It is expected that delivery of the Notes will be made against payment therefor on or about October 5, 2018, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Aggregate Principal Amount:

Floating Rate Notes:

Notes due 2020: $1,250,000,000

Notes due 2021: $1,000,000,000

Notes due 2024: $500,000,000

Fixed Rate Notes:

Notes due 2020: $1,750,000,000

Notes due 2021: $2,000,000,000

Notes due 2024: $2,500,000,000

Notes due 2025: $3,000,000,000

Notes due 2028: $4,000,000,000

Notes due 2030: $1,500,000,000

Notes due 2038: $3,000,000,000

Notes due 2048: $4,000,000,000

Notes due 2058: $2,500,000,000

Maturity Date:

Floating Rate Notes:

Notes due 2020: October 1, 2020

Notes due 2021: October 1, 2021

Notes due 2024: April 15, 2024

Fixed Rate Notes:

Notes due 2020: October 1, 2020

Notes due 2021: October 1, 2021

Notes due 2024: April 15, 2024

Notes due 2025: October 15, 2025

Notes due 2028: October 15, 2028

Notes due 2030: October 15, 2030

Notes due 2038: October 15, 2038

Notes due 2048: October 15, 2048

Notes due 2058: October 15, 2058

Interest Rate:

Floating Rate Notes:

Notes due 2020: Three-month LIBOR plus 0.330%

Notes due 2021: Three-month LIBOR plus 0.440%

Notes due 2024: Three-month LIBOR plus 0.630%

in each case, accruing from October 5, 2018

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The interest determination date for the first interest period will be October 3, 2018.

Fixed Rate Notes:

Notes due 2020: 3.300% per annum

Notes due 2021: 3.450% per annum

Notes due 2024: 3.700% per annum

Notes due 2025: 3.950% per annum

Notes due 2028: 4.150% per annum

Notes due 2030: 4.250% per annum

Notes due 2038: 4.600% per annum

Notes due 2048: 4.700% per annum

Notes due 2058: 4.950% per annum

in each case, accruing from October 5, 2018

Day Count Convention:	Floating Rate Notes: Actual/360 Fixed Rate Notes: 30/360

Interest Payment Dates:

Floating Rate Notes:

Notes due 2020: January 1, April 1, July 1 and October 1, commencing January 1, 2019

Notes due 2021: January 1, April 1, July 1 and October 1, commencing January 1, 2019

Notes due 2024: January 15, April 15, July 15 and October 15, commencing January 15, 2019

Fixed Rate Notes:

Notes due 2020: April 1 and October 1, commencing April 1, 2019

Notes due 2021: April 1 and October 1, commencing April 1, 2019

Notes due 2024: April 15 and October 15, commencing April 15, 2019

Notes due 2025: April 15 and October 15, commencing April 15, 2019

Notes due 2028: April 15 and October 15, commencing April 15, 2019

Notes due 2030: April 15 and October 15, commencing April 15, 2019

Notes due 2038: April 15 and October 15, commencing April 15, 2019

Notes due 2048: April 15 and October 15, commencing April 15, 2019

Notes due 2058: April 15 and October 15, commencing April 15, 2019

Benchmark Treasury for Fixed Rate Notes:

Notes due 2020: UST 2.750% due September 30, 2020

Notes due 2021: UST 2.750% due September 15, 2021

Notes due 2024: UST 2.875% due September 30, 2023

Notes due 2025: UST 3.000% due September 30, 2025

Notes due 2028: UST 2.875% due August 15, 2028

Notes due 2030: UST 2.875% due August 15, 2028

Notes due 2038: UST 3.125% due May 15, 2048

Notes due 2048: UST 3.125% due May 15, 2048

Notes due 2058: UST 3.125% due May 15, 2048

Benchmark Treasury Price/Yield for Fixed Rate Notes:

Notes due 2020: 99-28 / 2.815%

Notes due 2021: 99-19 3/4 / 2.886%

Notes due 2024: 99-20 3/4 / 2.951%

Notes due 2025: 99-28 / 3.020%

Notes due 2028: 98-15 / 3.056%

Notes due 2030: 98-15 / 3.056%

Notes due 2038: 98-15 / 3.205%

Notes due 2048: 98-15 / 3.205%

Notes due 2058: 98-15 / 3.205%

Spread to Benchmark for Fixed Rate Notes:

Notes due 2020: +50 bps

Notes due 2021: +60 bps

Notes due 2024: +75 bps

Notes due 2025: +95 bps

Notes due 2028: +110 bps

Notes due 2030: +120 bps

Notes due 2038: +140 bps

Notes due 2048: +150 bps

Notes due 2058: +175 bps

Yield to Maturity for Fixed Rate Notes:

Notes due 2020: 3.315%

Notes due 2021: 3.486%

Notes due 2024: 3.701%

Notes due 2025: 3.970%

Notes due 2028: 4.156%

Notes due 2030: 4.256%

Notes due 2038: 4.605%

Notes due 2048: 4.705%

Notes due 2058: 4.955%

Optional Redemption:

Floating Rate Notes:

The floating rate notes are not redeemable at our option prior to maturity.

Fixed Rate Notes:

Each series of Fixed Rate Notes is redeemable at the option of the Company at any time, in whole or in part, at the applicable “Redemption Price”. Prior to the applicable “Par Call Date” set forth below (or, in the case of the Notes due 2020 and the Notes due 2021, the applicable maturity date), the Redemption Price applicable to each series of Fixed Rate Notes is the greater of (i) 100% of the principal amount of such notes, and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the applicable Par Call Date (or, in the case of the Notes due 2020 and the Notes due 2021, the applicable maturity date), in each case discounted to the redemption date on a semiannual basis at the Treasury Rate plus the applicable Spread to Treasuries for Make-Whole Redemption set forth below. Except with respect to the Notes due 2020 and the Notes due 2021, on and after the applicable Par Call Date, the applicable Redemption Price will equal 100% of the principal amount of such notes.

Series	Par Call Date	Spread to Treasuries for Make-Whole Redemption
Notes due 2020	N/A	10 basis points
Notes due 2021	N/A	10 basis points
Notes due 2024	March 15, 2024	15 basis points
Notes due 2025	August 15, 2025	15 basis points
Notes due 2028	July 15, 2028	20 basis points
Notes due 2030	July 15, 2030	20 basis points
Notes due 2038	April 15, 2038	25 basis points
Notes due 2048	April 15, 2048	25 basis points
Notes due 2058	April 15, 2058	30 basis points

In each case described in this section, the Redemption Price will include accrued and unpaid interest thereon to the date of redemption

Public Offering Price:

Floating Rate Notes:

Notes due 2020: 100.000%

Notes due 2021: 100.000%

Notes due 2024: 100.000%

in each case, plus accrued interest from October 5, 2018

Fixed Rate Notes:

Notes due 2020: 99.972%

Notes due 2021: 99.899%

Notes due 2024: 99.994%

Notes due 2025: 99.877%

Notes due 2028: 99.950%

Notes due 2030: 99.943%

Notes due 2038: 99.934%

Notes due 2048: 99.918%

Notes due 2058: 99.912%

in each case, plus accrued interest, if any, from October 5, 2018

Underwriters’ Discount:

Floating Rate Notes:

Notes due 2020: 0.150%

Notes due 2021: 0.200%

Notes due 2024: 0.250%

Fixed Rate Notes:

Notes due 2020: 0.150%

Notes due 2021: 0.200%

Notes due 2024: 0.250%

Notes due 2025: 0.350%

Notes due 2028: 0.400%

Notes due 2030: 0.425%

Notes due 2038: 0.600%

Notes due 2048: 0.750%

Notes due 2058: 0.800%

Net Proceeds to Comcast, Before Expenses, per $1,000 Principal Amount of Notes:

Floating Rate Notes:

Notes due 2020: 99.850%

Notes due 2021: 99.800%

Notes due 2024: 99.750%

Fixed Rate Notes:

Notes due 2020: 99.822%

Notes due 2021: 99.699%

Notes due 2024: 99.744%

Notes due 2025: 99.527%

Notes due 2028: 99.550%

Notes due 2030: 99.518%

Notes due 2038: 99.334%

Notes due 2048: 99.168%

Notes due 2058: 99.112%

Net Proceeds to Comcast, Before Expenses, Total	Floating Rate Notes: Notes due 2020: $1,248,125,000 Notes due 2021: $998,000,000 Notes due 2024: $498,750,000 Fixed Rate Notes: Notes due 2020: $1,746,885,000 Notes due 2021: $1,993,980,000

Notes due 2024: $2,493,600,000

Notes due 2025: $2,985,810,000

Notes due 2028: $3,982,000,000

Notes due 2030: $1,492,770,000

Notes due 2038: $2,980,020,000

Notes due 2048: $3,966,720,000

Notes due 2058: $2,477,800,000

Total for all Notes: $26,864,460,000

CUSIP / ISIN:

Floating Rate Notes:

Notes due 2020: 20030N CV1 / US20030NCV10

Notes due 2021: 20030N CW9 / US20030NCW92

Notes due 2024: 20030N CX7 / US20030NCX75

Fixed Rate Notes:

Notes due 2020: 20030N CP4 / US20030NCP42

Notes due 2021: 20030N CQ2 / US20030NCQ25

Notes due 2024: 20030N CR0 / US20030NCR08

Notes due 2025: 20030N CS8 / US20030NCS80

Notes due 2028: 20030N CT6 / US20030NCT63

Notes due 2030: 20030N CU3 / US20030NCU37

Notes due 2038: 20030N CL3 / US20030NCL38

Notes due 2048: 20030N CM1 / US20030NCM11

Notes due 2058: 20030N CN9 / US20030NCN93

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.

Co-Managers:	BNP Paribas Securities Corp.
RBC Capital Markets, LLC
TD Securities (USA) LLC
Commerz Markets LLC
DNB Markets, Inc.
PNC Capital Markets LLC
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
Santander Investment Securities Inc.

Junior Co-Managers:	Academy Securities, Inc.
Apto Partners, LLC
CastleOak Securities, L.P.
Great Pacific Securities
MFR Securities, Inc.
Mischler Financial Group, Inc.
Multi-Bank Securities, Inc.
R. Seelaus & Co., Inc.
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 645-3751.